UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016

Rouse Properties, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35278	90-0750824
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, Suite 2800 New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 608-5108

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In light of the previously announced receipt by Rouse Properties, Inc. (the “Company”) of an unsolicited acquisition proposal from Brookfield Asset Management Inc. (“Brookfield”), on behalf of a real estate fund managed by Brookfield, to acquire all the outstanding shares of the Company’s common stock, other than those shares currently held by Brookfield Property Partners and its affiliates, for a purchase price of $17.00 per share in cash (the “Brookfield Offer”), the Special Committee of the Board of Directors of the Company established to consider and respond to the Brookfield Offer (the “Special Committee”) approved, on January 29, 2016, a Retention Plan (the “Retention Plan”) for the Company’s four named executive officers (Mr. Andrew Silberfein, Mr. Brian Harper, Mr. John Wain and Ms. Susan Elman) and certain other senior executives. The Retention Plan, which was developed with the advice of an independent compensation consultant, is intended to enhance retention of the Retention Plan participants.

Under the terms of the Retention Plan, each participant will be eligible to receive an aggregate cash retention award based on a percentage of such participant’s 2015 base salary and 2015 target performance bonus. Awards under the Retention Plan will be payable in two equal installments of 50% of the aggregate award payable to each participant.  The first installment is payable on the earlier of (i) a determination by the Special Committee that it has terminated the process of considering and responding to the Brookfield Offer and any related process to explore strategic alternatives thereto in which the Special Committee may decide to engage (a “Process Termination”) and (ii) the closing date of any merger, business combination or other similar transaction in respect of the Company.  The second installment is payable on the earlier of (i) six months after any Process Termination and (ii) six months after the closing date of any merger, business combination or other similar transaction in respect of the Company.

A participant in the Retention Plan must be employed by the Company on a payment date in order to receive his or her award, unless the participant’s employment is terminated (i) by the Company without cause (as defined in the Retention Plan), (ii) by the participant for good reason (as defined in the Retention Plan) or (iii) due to the participant’s death or disability (as defined in the Retention Plan). If a participant’s employment is terminated under one of the foregoing circumstances prior to payment of the first retention award payment, such participant’s first and second installment will be paid when the first retention award installment is paid to the other participants (but in no event later than 2 months after the end of the year in which such termination occurs).  If a participant’s employment is terminated under one of the foregoing circumstances after payment of the first installment but prior to payment of the second installment, such participant’s second installment will be paid at the time of such termination of the participant’s employment.

The table below sets forth the aggregate retention award that each named executive officer is eligible to receive under the Retention Plan:

Named Executive Officer	Retention Percentage	Retention Bonus
Andrew Silberfein	200% of 2015 salary + target bonus	$3,000,000
Brian Harper	156% of 2015 salary + target bonus	$1,400,000
John Wain	100% of 2015 salary + target bonus	$700,000
Susan Elman	100% of 2015 salary + target bonus	$600,000

The retention bonuses will not be offset by or reduce any other payment or benefit payable to a participant by the Company or any of its affiliates, other than Mr. Silberfein, the Company’s President and Chief Executive Officer.  Any retention award under the Retention Plan paid to Mr. Silberfein will be in lieu of the cash severance payment that would be due to Mr. Silberfein under Section 6.1(b) of his employment agreement, and Mr. Silberfein will be required to waive such cash severance payment under Section 6.1(b) of his employment agreement in respect of the same transaction or circumstance with respect to which he has received a retention award under the Retention Plan.

The foregoing description of the Retention Plan is a summary only and is qualified in its entirety by the full text of the Retention Plan, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Forward Looking Statements

Certain matters set forth herein are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements.  These forward-looking statements may include statements related to the activities of the Special Committee and possible business transactions, the Company’s ability to outperform the ongoing recovery of the retail and REIT industry and the markets in which the Company’s mall properties are located, the Company’s ability to generate internal and external growth, the Company’s ability to identify and complete the acquisition of properties in new markets, the Company’s ability to complete redevelopment projects, and the Company’s ability to increase margins, including net operating income. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other documents filed by the Company with the Securities and Exchange Commission.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

10.1	Rouse Properties, Inc. Retention Plan effective as of January 29, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2016	ROUSE PROPERTIES, INC.

	By:	/s/ Andrew Silberfein
		Name:	Andrew Silberfein
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Rouse Properties, Inc. Retention Plan effective as of January 29, 2016.